Exhibit 10.3
SEPARATION AGREEMENT AND GENERAL RELEASE
Bernardo Hees (“Executive”) has been employed by Kraft Heinz Foods Company (“Kraft Heinz” or “the Company”) as Chief Executive Officer located in Chicago, Illinois. Since Executive’s employment relationship is ending, Kraft Heinz has offered Executive benefits as set forth in this Agreement, certain of which benefits are greater than what Executive is entitled to receive, and Executive has decided to accept Kraft Heinz’s offer. In accordance with the foregoing, Executive and Kraft Heinz both agree and promise as follows:

1.Executive’s last day of work at Kraft Heinz will be June 30, 2019, at which time his employment will end (“Termination Date”). Kraft Heinz will pay Executive twelve (12) months of separation pay at his current monthly base salary, in the amount of $1,000,000.00 USD, less applicable deductions. This payment will be made within sixty (60) days after the Termination Date.

2.    Although Executive is ineligible for a payment under the Company’s Performance Bonus Plan (“PBP”), provided he signs, returns and does not revoke this Agreement, Executive will receive a one time, lump sum payment in the amount of $1,084,000.00 USD, less deductions required by law, which payment shall be made in lieu of a 2019 PBP bonus. This payment will be based on the number of full or partial months worked from January 1, 2019 through the Termination Date, calculated assuming an 85% EBITDA business performance rating and an 85% MBO score at Executive’s 2019 performance bonus target and current annual salary. This payment, less required deductions, will be paid within sixty (60) days of the Termination Date, and will not be eligible for any benefit deductions or pension contributions.

3.    Kraft Heinz will pay Executive for any unused accrued 2019 PTO days, less applicable deductions, to be paid within thirty (30) days after the Termination Date.

4.    With regards to the legacy Heinz and Kraft Heinz Partnership Stock Option Awards granted to Executive over the course of his employment with the Company pursuant to the applicable Non-Qualified Stock Option Award Agreements (the “Option Awards”), Executive’s “Service” will continue through the Termination Date and Executive shall incur a “termination without cause” on the Termination Date. As of the Termination Date, the Option Award granted to Executive on July 1, 2013, for 1,329,996 shares, will remain fully vested and the Option Award granted to Executive on August 20, 2015, for 202,021 shares, will be 60% vested (for 121,213 shares). Under the terms of the applicable Option Awards, Executive will have 12 months after the Termination date to exercise the vested Option Awards. The unvested portions of these Option Awards will be forfeited on the Termination Date.

5.    Through the legacy Heinz and Kraft Heinz Bonus Swap Programs in years 2014 through 2017, Executive purchased and owns an accumulated 57,252 shares, plus any shares purchased through dividend reinvestment in The Kraft Heinz Company. These purchased shares are not forfeitable.

By participating in the legacy Heinz Bonus Swap Program in 2014 and 2015, Executive was granted Matching Stock Option Awards from the Company pursuant to the applicable Matching Stock Option Award Agreements (the “Matching Options”). As of the Termination Date, the Matching Options granted to Executive on February 14, 2014, for 98,951 shares, will remain fully vested and the Matching Options granted to Executive on February 12, 2015, for 71,819 shares, will be 80% vested (for 57,455 shares). Under the terms of such Matching Options, Executive will have 12 months after the Termination Date to exercise these vested Matching Options. The unvested portions of these Matching Options will be forfeited on the Termination Date.

By participating in the Kraft Heinz Bonus Swap Program in 2016 and 2017, Executive was granted Matching Restricted Stock Units and dividend accrual shares from the Company pursuant to the applicable Matching Restricted Stock Unit Award Agreements (the “Matching RSUs”). As of the Termination Date, the Matchings RSUs granted to Executive on March 1, 2016, for 18,671 shares, will be 60% vested (for 11,203 shares plus any dividend equivalent shares at the same vesting percentage as reflected in Executive’s UBS account as of the Termination Date). The

Matchings RSUs granted to Executive on March 1, 2017, for 29,865 shares, will be 40% vested (for 11,946 shares plus any dividend equivalent shares at the same vesting percentage as reflected in Executive’s UBS account as of the Termination Date). The unvested portions of these Matching RSUs will be forfeited on the Termination Date.

6.    With Regards to the Kraft Heinz Partnership Restricted Stock Unit (“RSU”) Award and Performance Share Unit (“PSU”) Award granted to Executive on March 1, 2018 pursuant to the applicable Form RSU Award Agreement and Form PSU Agreement, Executive will forfeit these Awards in their entirety due to a Termination in under three years from the grant date.

7.    The equity treatment outlined in Paragraphs above is offered pursuant to the applicable Omnibus Incentive Plans and Award Agreements and has been approved by the Kraft Heinz Board of Director Compensation Committee. Any transactions related to shares or options will be handled through UBS. The administrative time it takes to complete these transactions may be up to 8 weeks from the later of (a) the date of your Termination, or (b) the day after the company-wide black-out lift on securities trading. Contact Steve Crucitt (Steve.Crucitt@kraftheinz.com) with your intent to exercise stock options to allow for an appropriate tax analysis prior to the exercise.

8.    Executive agrees to return all company property in his possession, including documents (manuals, notes, handbooks), Company-provided laptops, computers, cell phones, wireless devices and or other equipment or property he has used during his employment with Kraft Heinz, no later than the Termination Date.

9.    Kraft Heinz company agrees to support the sale of 710 Bending Oak Lane in Pittsburgh, PA vacated by Executive due to his job transfer to Chicago, Illinois in 2017. This support is limited to the reimbursement of the commissions and typical homeowner closing costs as outlined in the Kraft Heinz U.S. Domestic Transfer Policy and not to exceed 8% of the sales price. This reimbursement will be facilitated by WHR Group following the closing of the home and receipt of the closing disclosure. Kraft Heinz company also agrees to cover the tax gross up obligation for this benefit in a manner consistent with our standard gross up methodology.

10.    Executive acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, the restrictive covenants contained in the restricted stock unit and stock options agreements applicable to the non-forfeited stock option and RSU grants referenced herein (collectively, the “Restrictive Covenants Agreements”) remain in full force and effect and that he remains bound by the Restrictive Covenants Agreements, including the non-competition, non-solicitation and non-interference covenants contained therein (which provisions are hereby incorporated by reference).
11.    Executive acknowledges that during the course of his employment with Kraft Heinz, he received “Confidential Information”, with Confidential Information meaning information that was: (i) disclosed to or known by Executive as a consequence of or through his employment with Kraft Heinz; (ii) not publicly available and/or not generally known outside of Kraft Heinz; and (iii) that relates to the business and development of Kraft Heinz. Without in any way limiting the foregoing and by way of example, Confidential Information includes: all non-public information or trade secrets of Kraft Heinz or its affiliates that gives Kraft Heinz or its affiliates a competitive business advantage, the opportunity of obtaining such advantage or disclosure of which might be detrimental to the interests of Kraft Heinz or its affiliates; information regarding Kraft Heinz’s or its affiliates’ business operations, such as financial and sales data (including budgets, forecasts and historical financial data), operational information, plans and strategies; business and marketing strategies and plans for various products and services; information regarding suppliers, consultants, executives, and contractors; technical information concerning products, equipment, services, and processes; procurement procedures; pricing and pricing techniques; information concerning past, current and prospective customers, investors and business affiliates; plans or strategies for expansion or acquisitions; budgets; research; trading methodologies and terms; communications information; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and Kraft Heinz files, physical or electronic documents, equipment, and proprietary data or material in whatever form including all copies of all such materials. Confidential Information does not include any of Executive’s expertise, experience, and knowledge gained throughout his career that falls outside of the three-pronged definition in the first sentence above. Executive agrees that he will not communicate or disclose any Confidential Information to any third party, or use it for his own account, without the written consent of Kraft Heinz. For the avoidance of doubt, nothing in this agreement with, or policy of, the Company restricts or impedes Executive from providing truthful information to governmental or regulatory bodies, including Executive’s right to make disclosures under the whistleblower provisions of federal law or regulation.
12.    Executive agrees to keep the terms and substance of this Agreement confidential, and that he will not disclose the terms of this Agreement or matters out of which it arises to anyone, except his spouse, his financial advisors, his attorneys, or as may be required by law.
13.    Executive agrees that he will not make or otherwise communicate any malicious, disparaging, or defamatory remarks about Kraft Heinz or its affiliate companies, including, but not limited to, comments about Executive’s employment with or cessation of employment with Kraft Heinz, or any of its products, services, business or employment practices in effect as of the date of the Agreement. Further, Executive agrees that he will not make or authorize to be made any written or oral statement that may disparage or damage the reputation of Kraft Heinz. This Paragraph equally applies to statements made by Executive under any other identifier he may use for electronic/web-based communications and postings (e.g., email, Facebook, blogs, JobVent, etc.). This Paragraph does not prohibit Executive from making truthful statements while cooperating with a governmental investigation, communicating with a government agency, or testifying under oath.

14.    Executive agrees to fully cooperate with Kraft Heinz and its affiliated and parent companies in litigation or potential litigation arising out of any matter in which he was involved during his employment and to make himself reasonably available as required by Kraft Heinz or its affiliated and parent companies or their counsel, subject to and scheduled in accordance with Executive’s other commitments. Kraft Heinz will reimburse Executive for reasonable and appropriate business expenses incurred by Executive in connection with such cooperation, including a reasonable hourly rate for his services.
15.    In the event either Executive or Kraft Heinz contests the interpretation or application of any of the terms of this Agreement or any asserted breach of this Agreement, the complaining party shall notify the other in writing of the provision that is being contested. If the parties cannot satisfactorily resolve the dispute within thirty (30) days, the matter will be submitted to arbitration. An arbitrator will be chosen pursuant to the American Arbitration Association’s (“AAA”) Employment Arbitration Rules and Mediation Procedures from a panel submitted by the AAA and the hearing shall be held in Chicago, Illinois. The arbitrator’s fees, expenses, and filing fees shall be borne equally by Executive and Kraft Heinz. The arbitrator shall issue a written award which shall be final and binding upon the parties. Notwithstanding the foregoing, Executive and Kraft Heinz understand and agree that nothing shall prevent the Company from seeking and obtaining injunctive relief in federal or state court in the event of a breach or threatened breach of the restrictive covenants and confidentiality obligations set forth in this Agreement and/or the Restrictive Covenant Agreements.
16.    This Agreement and the benefits paid pursuant to its terms are intended to be exempt from or compliant with the provisions of Code Section 409A, to the extent that the payments and benefits due under this Agreement are subject to Code Section 409A, and the terms of this Agreement shall be interpreted, administered and construed consistent therewith. In the event that any compensation or benefits provided for by this Agreement or any related plans may result in penalties or accelerated recognition of taxable income under Code Section 409A, Kraft Heinz will, in agreement with Executive, modify the Agreement in the least restrictive manner necessary in order, where applicable, (i) to exclude such compensation from the definition of “deferred compensation” within the meaning of Code Section 409A, or (ii) to comply with the provisions of Code Section 409A, other applicable provision(s) of the Code, and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and to make such modifications, in each case, without any diminution in the value of the payments to be paid or benefits to be provided to Executive pursuant to this Agreement or plans to which this Agreement refers. To the extent Executive would otherwise be entitled to any payment that under this Agreement, or any plan or arrangement of the Company or its affiliates, constitutes “deferred compensation” subject to Section 409A, and that if paid during the six months beginning on the Termination Date would be subject to the Section 409A additional tax because Executive is a “specified Executive” (within the meaning of Section 409A and as determined by the Company), the payment, together with any earnings on it, will be paid to Executive on the earlier of the six-month anniversary of the Termination Date or Executive’s death. In addition, any payment or benefit due upon a termination of Executive’s employment that represents “deferred compensation” subject to Section 409A shall be paid or provided to Executive only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Each payment under this Agreement shall be deemed to be a separate payment for purposes of Section 409A.
17.    Executive is aware of his legal rights concerning his employment with and separation from Kraft Heinz. Executive represents that he has not filed any complaints of any kind whatsoever with any local, state, federal, or governmental agency or court against Kraft Heinz based upon, or in any way related to, his employment with or separation from Kraft Heinz. Executive further represents that he understands that the monetary payments and other benefits provided for in this Agreement constitutes a full and complete satisfaction of any claims, asserted or unasserted, known or unknown, that he has or may have against Kraft Heinz or an affiliate. Accordingly, in exchange for the monetary payments and other benefits provided for in this Agreement, which Executive acknowledges is greater than any payments and benefits that he would be entitled to receive absent this Agreement, Executive individually and on behalf of his spouse, heirs, successors, legal representatives and assigns hereby unconditionally releases, dismisses, and forever discharges The Kraft Heinz Company (formerly known as H.J. Heinz Holding Corporation) and Kraft Heinz Foods Company (formerly known as the H.J. Heinz Company and the successor to Kraft Foods Group, Inc.), and each of their respective predecessors, successors, parents, subsidiaries, affiliated corporations, limited liability companies and partnerships, and all of their past and present shareholders, employee benefit plans and their administrators, officers, directors, fiduciaries, employees, assigns, representatives, agents, and counsel (collectively the “Released Parties”) from any and all claims, demands, liabilities, obligations, agreements, damages, debts, and causes of action arising out of, or in any way connected with, Executive’s employment with or separation from Kraft Heinz or any of the Released Parties. This waiver and release includes, but is not limited to, all claims and causes of action arising under or related to Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Civil Rights Act of 1866; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act; the Executive Retirement Income Security Act of 1974, as amended; the Sarbanes-Oxley Act of 2002; the Older Workers Benefit Protection Act of 1990; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the National Labor Relations Act; all state and federal statutes and regulations; any other federal, state or local law; all oral or written contract rights, including any rights under any Kraft Heinz incentive plan, program, or labor agreement; and all claims arising under common law including breach of contract, tort, or for personal injury of any sort, or any other legal theory, whether legal or equitable (excepting those claims that cannot be waived by law and rights to indemnification under applicable corporate law, under the by-laws or certificate of incorporation of any Released Party or as an insured under any director’s and officer’s liability insurance policy now or previously in force).
Nothing in this Agreement is intended to interfere with the protected right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board or other governmental or administrative agency. Notwithstanding anything herein to the contrary, nothing in this Agreement prohibits Executive from seeking and obtaining a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act. Moreover, nothing in this Agreement limits Executive’s right to receive a statutory award for information provided to the Securities and Exchange Commission.

18.    By signing below, Executive acknowledges that he has thoroughly read this Agreement and that he has full understanding and knowledge of its terms and conditions. He also acknowledges that he has been advised to consult an attorney prior to executing this Agreement and that he was provided up to twenty-one (21) days to consider the terms of the initial version of this Agreement. Executive understands that if he signs this Agreement, he may revoke this Agreement within seven (7) days after he signs it, in which case this Agreement will not go into effect and Executive will not receive the payments or benefits that are being provided by this Agreement. Executive also understands that if he does not revoke this Agreement within seven (7) days after he signs it, this Agreement will become complete, final and binding on Executive and Kraft Heinz.

19.    This Agreement sets forth the entire agreement between Kraft Heinz and Executive and fully supersedes any and all prior agreements and understandings between them pertaining to the subject matter of this Agreement

(except that Restrictive Covenants Agreements are not superseded and remain in full force and effect). Kraft Heinz and Executive agree that no change to or modification of this Agreement shall be valid or binding unless it is in writing and executed by them.

20.    If any part of this Agreement is held to be invalid or unenforceable, the remaining parts will remain fully enforceable. This Agreement will be governed by the laws of Illinois.

21.    Executive understands and agrees that (i) this Agreement is executed by Kraft Heinz on its own behalf and on behalf of each of its parents, subsidiaries, affiliates, successors, or assignees, (ii) that Executive’s obligations under this Agreement shall apply equally to Kraft Heinz and each of Kraft its parents, subsidiaries, affiliates, successors, or assignees, and (iii) that such entities may enforce this Agreement in their own name as if they were parties to this Agreement. Executive understands and agrees that this Agreement will be binding upon his heirs, executors, assigns, administrators, agents, and other legal representatives, and is made and will be for the benefit of Kraft Heinz, its parents, subsidiaries, affiliates, successors, and assignees. Without limiting the foregoing, Executive hereby agrees that the Company may assign this Agreement and its rights and obligations under this Agreement, and the Restrictive Covenants Agreements and its rights and obligations under the Restrictive Covenants Agreements, without the need to obtain any further agreement on Executive’s part, to any successor to any of the Company’s assets or interests, whether by assignment, merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise. Without limiting the foregoing, it is the parties’ intention that each of the Released Parties are third party beneficiaries to this Agreement and that each of the Released Parties can legally enforce this Agreement.

/s/ Bernardo Hees	Date:	June 25, 2019
Bernardo Hees

ACCEPTED FOR THE KRAFT HEINZ COMPANY

By:	/s/ Melissa Werneck

Title:	Chief People Officer

Date:	June 25, 2019

I received this Separation Agreement and General Release on June 25, 2019.

Initials: BH